Exhibit 99.1

MCG Capital Corporation 1100 Wilson Boulevard Suite 3000 Arlington, VA 22209 (703) 247-7500 (703) 247-7505 (FAX) MCGCapital.com	PRESS RELEASE Contact: Jacqueline McDevitt (703) 247-7523 JMcdevitt@MCGCapital.com

FOR IMMEDIATE RELEASE

MCG Capital Corporation Declares Fourth Quarter Dividend of $0.42 Per Share and

Reports Third Quarter and First Nine Months of 2004 Results

ARLINGTON, VA – November 4, 2004 – MCG Capital Corporation (Nasdaq: MCGC) today announced that on October 29, 2004 its Board of Directors declared a dividend of $0.42 per share for the fourth quarter of 2004. The actual tax characteristics of this dividend will be reported to each shareholder on a Form 1099.

The dividend is payable as follows:

Record date: November 19, 2004

Payable date: January 27, 2005

In addition, MCG announced today its results for the quarter and nine months ended September 30, 2004.

Highlights:

•	Q3 2004 total gross originations of $113.0 million and net investment growth of $44.4 million

•	Completed a $397.7 million term debt securitization and entered into a $25.0 million senior secured credit facility

•	Completed a sale of 2.3 million shares of common stock during Q3 with gross proceeds of $40.7 million

•	Q3 operating income of $24.8 million, up 25% from prior year, and YTD 2004 operating income of $69.8 million, up 20% from prior year

•	Q3 net operating income of $13.9 million, up 18% from prior year, and YTD 2004 net operating income of $36.2 million, up 5% from prior year

•	Q3 net income of $8.8 million, down 11% from prior year, and YTD 2004 net income of $28.5 million, up 3% from prior year

We invite interested parties to join our analyst call today at 10:30 a.m. ET for a further discussion of our third quarter 2004 financial results. The dial-in number for the call is (800) 347-6311. International callers should dial (312) 461-9313. Please dial-in at least five minutes prior to the call to register. The call may also be accessed via an audio webcast available on the MCG website at http://investor.mcgcapital.com. Click on the November 4, 2004, Conference Call to access the call. A recording of the call will be available through November 9, 2004. The replay dial-in number is (888) 203-1112. International callers should call (719) 457-0820. The replay pass code is 908357. The replay will also be available via MCG’s website.Financial information provided in the analyst call will be available on our website at http://www.mcgcapital.com prior to the call.

MCG Capital Corporation

Press Release

November 4, 2004

SELECTED OPERATING DATA

The following table shows our selected consolidated operating data for the three and nine months ended September 30, 2004 and 2003:

	Three Months Ended September 30,		Nine Months Ended September 30,
(dollars in thousands)	2004	2003	2004	2003
Operating income
Interest and dividend income	$20,159	$17,666	$57,441	$54,250
Advisory fees and other income	4,678	2,238	12,385	3,829

Total operating income	24,837	19,904	69,826	58,079
Operating expenses
Interest expense	2,344	2,701	6,512	7,429
Employee compensation:
Salaries and benefits	3,469	1,759	9,697	5,800
Long-term incentive compensation (a)	2,321	1,759	10,000	4,786

Total employee compensation	5,790	3,518	19,697	10,586
General and administrative expense	2,807	1,945	7,406	5,694

Total operating expenses	10,941	8,164	33,615	23,709

Net operating income (b)	$13,896	$11,740	$36,211	$34,370

Net operating income per share	$0.33	$0.36	$0.90	$1.11

Following is a reconciliation of net operating income to distributable net operating income (c):
Net operating income (b)	$13,896	$11,740	$36,211	$34,370
Long-term incentive compensation (a)	2,321	1,759	10,000	4,786

Distributable net operating income (c)	$16,217	$13,499	$46,211	$39,156

Distributable net operating income per share (d)	$0.38	$0.40	$1.13	$1.22

(a)	Includes non-cash amortization expense associated with the modification of the forfeiture restrictions on certain restricted shares, and the expenses associated with the classification of dividends on performance based restricted shares and shares securing employee loans as compensation expense for GAAP purposes.
(b)	These amounts represent net operating income before investment gains and losses in the Consolidated Statements of Operations.
(c)	Distributable net operating income is a non-GAAP financial measure most comparable to net operating income before investment gains and losses as shown in the Consolidated Statements of Operations. Management believes that distributable net operating income provides a guide to amounts from operations that may be distributable to shareholders. However, actual distributions may vary and such amounts identified in this table are not intended to represent amounts we will actually distribute in future periods. Distributable net operating income may not be comparable to similarly titled measures reported by other companies.

Distributable net operating income does not represent net income or net cash provided by operating activities in accordance with GAAP and should not be considered an alternative to such items as an indication of our performance. Distributable net operating income should not be considered an alternative to cash flows as a measure of liquidity or ability to make distributions.

(d)	This amount is computed based on weighted average common shares outstanding subject to dividends which is the weighted average common shares outstanding as disclosed in the Consolidated Statements of Operations together with the weighted average of shares in the restricted stock awards for which forfeiture provisions have not lapsed which total 580 and 1,078 for the three months ended September 30, 2004 and 2003, respectively, and 715 and 1,135 for the nine months ended September 30, 2004 and 2003, respectively. These shares are excluded from weighted average common shares outstanding as disclosed in the Consolidated Statements of Operations but are issued, outstanding and subject to dividend.

MCG Capital Corporation

Press Release

November 4, 2004

Discussion of Operations

The change in operating income for the three and nine months ended September 30, 2004 compared to the same periods in 2003 is attributable to the following items:

(dollars in thousands)	Three Months Ended September 30, 2004 vs. 2003	Nine Months Ended September 30, 2004 vs. 2003
Change due to:
Increase in assets (a)	$2,456	$620
Change in LIBOR (a)	880	775
Change in spread (a)	(2,462)	(3,819)
Increase in loan fee and dividend income	1,619	5,615
Increase in advisory fees and other income	2,440	8,556

Total change in operating income	$4,933	$11,747

Total operating income for the third quarter of 2004 was $24.8 million, an increase of $4.9 million or 25% compared to the third quarter of 2003. Total operating income is primarily comprised of interest and dividend income on investments. Interest and dividend income for the third quarter of 2004 was $20.2 million, an increase of $2.5 million or 14% compared to the third quarter of 2003. This increase was mostly due to an increase in dividend income of approximately $1.3 million and an increase in interest income of approximately $1.2 million. The increase in dividend income was primarily related to dividends on preferred stock of one of our control investments, Bridgecom Holdings, Inc. The increase in interest income on loans was due primarily to growth in total loans and an increase in LIBOR partially offset by a decrease in the spread to LIBOR in our loan portfolio. The lower spread to LIBOR is primarily the result of a change in our investment mix, which includes an increase in the proportion of our portfolio that is in diversified sectors (including sectors other than communications, information services, media and technology). The loans in diversified sectors are generally lower risk and yield lower interest rates, which accounted for approximately $0.9 million of the change in spread. We have originated these loans to enhance our diversification, to reduce overall portfolio risk and to achieve better execution on our debt financing. Further, because LIBOR increased during the third quarter of 2004, the spread to LIBOR on fixed rate loans and loans with LIBOR floors decreased. Advisory fees and other income increased $2.4 million from the third quarter of 2003 to the third quarter of 2004 due primarily to research revenues from our subsidiary Kagan Research, LLC, which we acquired in the first quarter of 2004, and management fees from one of our control investments, Bridgecom Holdings, Inc.

Total operating income for the first nine months of 2004 was $69.8 million, an increase of $11.7 million or 20% compared to the first nine months of 2003. Total operating income is primarily comprised of interest and dividend income on investments. Interest and dividend income of $57.4 million for the first nine months of 2004 increased 6% from the first nine months of 2003. An increase in dividend income was partially offset by a decrease in interest income on loans. The increase in dividend income was primarily related to dividends on preferred stock of one of our control investments, Bridgecom Holdings, Inc. The decrease in interest income on loans was due to a lower average spread to LIBOR on the loan portfolio partially offset by asset growth and an increase in LIBOR. The lower spread to LIBOR is primarily the result of a change in our investment mix, which includes an increase in the proportion of our portfolio that is in diversified sectors. These loans generally are lower risk and yield lower interest rates, which accounted for approximately $2.1 million of the change in spread. We have originated these loans to enhance our diversification, to reduce overall portfolio risk and to achieve better execution on our debt financing. Further, because LIBOR increased during the first nine months of 2004, the spread to LIBOR on fixed rate loans and loans with LIBOR floors decreased. Advisory fees and other income increased $8.6 million from the first nine months of 2003 to the first nine months of 2004 due to an increase in advisory services provided to new and existing customers compared to the prior year’s period, research revenues from Kagan Research, LLC and management fees from one of our control investments, Bridgecom Holdings, Inc.

MCG Capital Corporation

Press Release

November 4, 2004

The change in operating expenses for the three and nine months ended September 30, 2004 compared to the same periods in 2003 is attributable to the following items:

(dollars in thousands)	Three Months Ended September 30, 2004 vs. 2003	Nine Months Ended September 30, 2004 vs. 2003
Change due to:
Decrease in borrowings (a)	$(74)	$(718)
Change in LIBOR (a)	518	421
Change in spread (a)	(822)	(648)
Debt cost amortization	21	28
Salaries and benefits	1,710	3,897
Long-term incentive compensation	562	5,214
General and administrative expense	862	1,712

Total change in operating expense	$2,777	$9,906

Total operating expenses for the third quarter of 2004 were $10.9 million, an increase of $2.8 million or 34% compared to the third quarter of 2003. Total operating expenses for the first nine months of 2004 were $33.6 million, an increase of $9.9 million or 42% compared to the first nine months of 2003. Total operating expenses are comprised of three components: (1) interest expense, (2) salaries and benefits and general and administrative expenses, and (3) long-term incentive compensation.

Interest expense declined by 13% to $2.3 million in the third quarter of 2004 compared to $2.7 million in the third quarter of 2003 and interest expense declined by 12% to $6.5 million for the first nine months of 2004 compared to $7.4 million for the first nine months of 2003. The decrease in both periods is primarily attributable to a decrease in the spread to LIBOR and a decrease in average borrowings partially offset by an increase in LIBOR.

Salaries and benefits and general and administrative expenses increased 69% from $3.7 million in the third quarter of 2003 to $6.3 million in the third quarter of 2004. For the first nine months of 2004 compared to the same period in 2003, these expenses increased 49% from $11.5 million in 2003 to $17.1 million in 2004. For the third quarter of 2004, the increase in salaries and benefits and general and administrative expenses was due primarily to expenses associated with Kagan Research, LLC as well as an increase in salaries and benefits due to additional hires and one time expenses associated with these new employees. The additional hires are part of an ongoing effort to grow our infrastructure in order to support our plans for future growth. For the year-to-date period the increase is primarily due to expenses associated with Kagan Research, LLC.

Long-term incentive compensation expense is made up of non-cash amortization of restricted stock awards granted in 2001 and the treatment of dividends on all shares securing employee loans as compensation. During the first quarter of 2004, our compensation committee waived the performance-based forfeiture restrictions and modified the time-based forfeiture provisions associated with the Tier III shares of certain of our executive officers. Long-term incentive compensation totaled $2.3 million and $10.0 million for the third quarter and first nine months of 2004, respectively, compared to $1.8 million and $4.8 million for the third quarter and first nine months of 2003, respectively. The increases in long-term incentive compensation are primarily due to the modification made during the first quarter of 2004.

Net operating income before investment gains and losses (NOI) for the quarter ended September 30, 2004 totaled $13.9 million, an increase of 18% compared with $11.7 million for the same quarter of 2003. NOI for the nine months ended September 30, 2004 totaled $36.2 million, an increase of 5% compared with $34.4 million for the nine months ended September 30, 2003.

MCG Capital Corporation

Press Release

November 4, 2004

Distributable NOI, which is NOI excluding the long-term incentive compensation expense, totaled $16.2 million for the third quarter of 2004, up 20% from $13.5 million for the third quarter of 2003. Distributable NOI for the nine months ended September 30, 2004 totaled $46.2 million, up 18% from $39.2 million for the same period of 2003.

Net investment losses totaled ($5.1) million and ($7.7) million for the third quarter and first nine months of 2004, respectively, compared to ($1.8) million and ($6.6) million for the same respective periods of 2003. Net investment losses for the third quarter of 2004 were primarily attributable to depreciation on investments in the Publishing and Telecommunications industries partially offset by appreciation in the Information Services industry. Net investment losses for the first nine months of 2004 related primarily to losses and depreciation in the Telecommunications, Technology and Publishing industries partially offset by gains and appreciation in the Information Services industry.

Net income totaled $8.8 million for the quarter ended September 30, 2004 compared to $9.9 million for the quarter ended September 30, 2003. For the nine months ended September 30, 2004, net income totaled $28.5 million compared to $27.8 million for the same period in 2003.

Business Activity

Investment activity in the third quarter of 2004 included investments in new portfolio companies totaling $76.7 million and several follow on investments in existing customers totaling $36.3 million. Third quarter activity also included three investments that were paid off totaling $43.8 million. Net growth in the investment portfolio totaled $44.4 million for the third quarter from $773.5 million at June 30, 2004 to $817.9 million at September 30, 2004.

On September 30, 2004, we completed a $397.7 million term debt securitization. The offered notes total $325.5 million, or 81.8% of the term debt securitization. The balance of the notes under the facility, amounting to 18.2% of the term debt securitization, were retained by us. The facility is secured by the assets of MCG Commercial Loan Trust 2004-1, including commercial loans sold to the trust by us, which total approximately $297 million, and restricted cash balances of approximately $99 million to be used to acquire additional commercial loans on or prior to February 28, 2005.

In addition to funding continued growth, the proceeds from this transaction were used to repay approximately $192 million of existing indebtedness, which was all of the outstanding borrowings under our $200 million secured warehouse facility, MCG Commercial Loan Trust 2003-1, with UBS AG and all of the outstanding borrowings under our $115 million revolving credit facility, MCG Master Trust, with Wachovia Bank, National Association. In connection with these repayments, we terminated both of these facilities.

On September 10, 2004, we entered into a $25.0 million senior secured credit facility with Bayerische Hypo-und Vereinsbank, AG. As of September 30, 2004, we had outstanding borrowings under this facility of $25.0 million.

During the third quarter, MCG raised gross proceeds of $40.7 million through the sale of approximately 2.3 million shares of common stock.

Asset Quality

At September 30, 2004 there were $0.1 million of loans, or 0.01% of the investment portfolio, greater than 60 days past due compared to $0.1 million of loans, or 0.02%, at June 30, 2004. At September 30, 2004, $11.9 million of loans, including all of the loans greater than 60 days past due, were on non-accrual status representing 1.5% of the investment portfolio. At June 30, 2004, $11.2 million of loans, including all of the loans greater than 60 days past due, were on non-accrual status representing 1.5% of the investment portfolio.

MCG Capital Corporation

Press Release

November 4, 2004

In addition to various risk management and monitoring tools, MCG also uses an investment rating system to characterize and monitor our expected level of returns on each investment in our portfolio. We use the following 1 to 5 investment rating scale:

1	Capital gain expected or realized
2	Full return of principal and interest or dividend expected with customer performing in accordance with plan
3	Full return of principal and interest or dividend expected but customer requires closer monitoring
4	Some loss of interest or dividend expected but still expecting an overall positive internal rate of return on the investment
5	Loss of interest or dividend and some loss of principal investment expected which would result in an overall negative internal rate of return on the investment

The following table shows the fair value of our investments on the 1 to 5 investment rating scale, as of September 30, 2004 and June 30, 2004 (excluding unearned income):

Distribution of Portfolio by Investment Rating

(dollars in thousands)

	September 30, 2004			June 30, 2004
Investment Rating	Investments at Fair Value		Percentage of Total Portfolio	Investments at Fair Value		Percentage of Total Portfolio
1	$277,720	(1)	33.9%	$238,097	(1)	30.8%
2	330,151		40.4%	328,947		42.5%
3	149,588		18.3%	141,208		18.3%
4	58,720		7.2%	62,978		8.1%
5	1,712		0.2%	2,296		0.3%

	$817,891		100.0%	$773,526		100.0%

(1)	Of this amount, $25.1 million at September 30, 2004 and $21.3 million at June 30, 2004 relates to debt investments for which we have already realized a gain through the sale of equity instruments. While these debt investments are still outstanding, all of the related equity instruments have already been sold at a gain and, therefore, we do not expect any further realized gain.

Recent Development

On October 29, 2004, one of our portfolio companies, Bridgecom Holdings, Inc., entered into a merger agreement with Broadview Networks Holdings, Inc. The merger is expected to close in the first quarter of 2005 and is subject to regulatory approvals, the consent to the merger by Broadview’s lenders and other closing conditions. Given the conditions to closing, there can be no assurance as to the timing of close or that the transaction will close.

MCG Capital Corporation

Press Release

November 4, 2004

FINANCIAL STATEMENTS AND RELATED TABLES

MCG Capital Corporation

Consolidated Balance Sheets (unaudited)

(in thousands, except per share amounts)

	September 30, 2004	December 31, 2003
Assets
Cash and cash equivalents	$111,850	$60,072
Cash, securitization accounts	109,852	33,434
Investments at fair value
Commercial loans, (cost of $718,500 and $615,253, respectively)	709,041	605,551
Investments in equity securities, (cost of $128,955 and $112,850, respectively)	108,850	93,391
Unearned income on commercial loans	(13,216)	(16,416)

Total investments	804,675	682,526
Interest receivable	6,349	5,717
Other assets	16,862	9,166

Total assets	$1,049,588	$790,915

Liabilities
Borrowings	$471,443	$304,131
Interest payable	634	1,185
Dividends payable	18,080	16,267
Other liabilities	7,149	5,382

Total liabilities	497,306	326,965

Commitments and contingencies

Stockholders’ Equity

Preferred stock, par value $.01, authorized 1 share, none issued and outstanding	—	—
Common stock, par value $.01, authorized 100,000 shares, 45,356 issued and outstanding on September 30, 2004 and 38,732 issued and outstanding on December 31, 2003	454	387
Paid-in capital	641,157	529,168
Stockholder loans	(5,051)	(5,293)
Unearned compensation - restricted stock	(8,525)	(4,911)
Distributions in excess of earnings	(46,189)	(26,240)
Net unrealized depreciation on investments	(29,564)	(29,161)

Total stockholders’ equity	552,282	463,950

Total liabilities and stockholders’ equity	$1,049,588	$790,915

MCG Capital Corporation

Press Release

November 4, 2004

MCG Capital Corporation

Consolidated Statements of Operations (unaudited)

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Operating income
Interest and dividend income
Non-affiliate investments (less than 5% owned)	$13,528	$15,317	$38,704	$48,719
Affiliate investments (5% to 25% owned)	754	1,341	2,406	3,426
Control investments (more than 25% owned)	5,877	1,008	16,331	2,105

Total interest and dividend income	20,159	17,666	57,441	54,250
Advisory fees and other income
Non-affiliate investments (less than 5% owned) and other income	2,319	1,416	6,427	3,007
Affiliate investments (5% to 25% owned)	495	762	495	762
Control investments (more than 25% owned)	1,864	60	5,463	60

Total advisory fees and other income	4,678	2,238	12,385	3,829

Total operating income	24,837	19,904	69,826	58,079

Operating expenses
Interest expense	2,344	2,701	6,512	7,429
Employee compensation:
Salaries and benefits	3,469	1,759	9,697	5,800
Long-term incentive compensation	2,321	1,759	10,000	4,786

Total employee compensation	5,790	3,518	19,697	10,586
General and administrative expense	2,807	1,945	7,406	5,694

Total operating expenses	10,941	8,164	33,615	23,709

Net operating income before investment gains and losses	13,896	11,740	36,211	34,370

Net realized gains (losses) on investments
Non-affiliate investments (less than 5% owned)	936	2,631	2,924	(7,511)
Affiliate investments (5% to 25% owned)	(2,531)	(48)	(2,531)	(48)
Control investments (more than 25% owned)	—	(519)	(7,658)	(11,916)

Total net realized gains (losses) on investments	(1,595)	2,064	(7,265)	(19,475)
Net change in unrealized appreciation (depreciation) on investments
Non-affiliate investments (less than 5% owned)	(2,274)	222	(2,399)	18,957
Affiliate investments (5% to 25% owned)	2,182	(803)	(1,185)	941
Control investments (more than 25% owned)	(3,406)	(3,310)	3,181	(6,994)

Total net change in unrealized appreciation (depreciation) on investments	(3,498)	(3,891)	(403)	12,904

Net investment losses	(5,093)	(1,827)	(7,668)	(6,571)

Net income	$8,803	$9,913	$28,543	$27,799

Earnings per common share basic and diluted	$0.21	$0.30	$0.71	$0.90
Cash dividends declared per common share	$0.42	$0.42	$1.26	$1.23
Weighted average common shares outstanding	42,646	32,878	40,049	31,033
Weighted average common shares outstanding and dilutive common stock equivalents	42,676	32,906	40,104	31,042

MCG Capital Corporation

Press Release

November 4, 2004

ADDITIONAL FINANCIAL DETAILS

Selected Historical Operating Data – Quarterly

	2004			2003
(dollars and shares in thousands)	Qtr3	Qtr2	Qtr1	Qtr4	Qtr3	Qtr2	Qtr1
Net operating income (a)	$13,896	$12,474	$9,841	$13,225	$11,740	$11,684	$10,946

Net operating income per share	$0.33	$0.31	$0.26	$0.35	$0.36	$0.39	$0.36

Net operating income (a)	$13,896	$12,474	$9,841	$13,225	$11,740	$11,684	$10,946

Long-term incentive compensation (b)	2,321	2,128	5,551	1,561	1,759	1,501	1,526

Distributable net operating income (DNOI) (d)	$16,217	$14,602	$15,392	$14,786	$13,499	$13,185	$12,472

DNOI per share - average shares (d)	$0.38	$0.36	$0.40	$0.38	$0.40	$0.42	$0.40
DNOI per share - record date shares (e)	$0.38	$0.38	$0.40	$0.38	$0.43	$0.42	$0.40
Dividends declared per share	$0.42	$0.42	$0.42	$0.42	$0.42	$0.41	$0.40

(a)	These amounts represent net operating income before investment gains and losses in the Consolidated Statements of Operations.
(b)	Includes non-cash amortization expense associated with the modification of the forfeiture restrictions on certain restricted shares, and the expenses associated with the classification of dividends on performance based restricted shares and shares securing employee loans as compensation expense for GAAP purposes.
(c)	Distributable net operating income is a non-GAAP financial measure most comparable to net operating income before investment gains and losses as shown in the Consolidated Statements of Operations. Management believes that distributable net operating income provides a guide to amounts from operations that may be distributable to shareholders. However, actual distributions may vary and such amounts identified in this table are not intended to represent amounts we will actually distribute in future periods. Distributable net operating income may not be comparable to similarly titled measures reported by other companies.

Distributable net operating income does not represent net income or net cash provided by operating activities in accordance with GAAP and should not be considered an alternative to such items as an indication of our performance. Distributable net operating income should not be considered an alternative to cash flows as a measure of liquidity or ability to make distributions.

(d)	This amount is computed based on weighted average common shares outstanding subject to dividends which is the weighted average common shares outstanding as disclosed in the Consolidated Statements of Operations together with the weighted average of shares in the restricted stock awards for which forfeiture provisions have not lapsed which total 580, 710, 910, 1,024, 1,078, 1,137, and 1,192 for the three months ended September 30, June 30, and March 31, 2004, and December 31, September 30, June 30, and March 31, 2003, respectively. These shares are excluded from weighted average common shares outstanding as disclosed in the Consolidated Statements of Operations but are issued, outstanding and subject to dividend.
(e)	This amount is based on total shares outstanding at the record date for each respective quarterly dividend.

MCG Capital Corporation

Press Release

November 4, 2004

About MCG Capital Corporation

MCG Capital is a solutions-focused financial services company providing financing and advisory services to a variety of small- and medium-sized companies throughout the United States with a focus on growth oriented companies. Currently, our portfolio consists primarily of companies in the communications, information services, media and technology, including software and technology-enabled business services, industry sectors. Our capital is generally used by our portfolio companies to finance acquisitions, recapitalizations, management buyouts, organic growth and working capital.

Forward-looking Statements:

This press release contains forward-looking statements (i.e., statements that are not historical fact) describing the Company’s future plans and objectives, such as our expectation to re-deploy cash balances into new investments, or the expected value resulting from a portfolio company’s acquisition. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including without limitation (1) economic downturns or recessions may impair our customers’ ability to repay our loans and increase our non-performing assets, (2) economic downturns or recessions may disproportionately impact the industry sectors in which we concentrate, causing us to suffer losses in our portfolio and experience diminished demand for capital in these industry sectors, (3) a contraction of available credit and/or an inability to access the equity markets could impair our lending and investment activities, (4) interest rate volatility could adversely affect our results, (5) the risks associated with the possible disruption in the Company’s operations due to terrorism and (6) the risks, uncertainties and other factors we identify from time to time in our filings with the Securities and Exchange Commission, including our Form 10-Ks, Form 10-Qs and Form 8-Ks. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be incorrect. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation by us that our plans and objectives will be achieved. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. We undertake no obligation to update such statements to reflect subsequent events.